                                                                                                                       EXHIBIT 23.1

                                            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Acxiom Corporation:

We consent to use of our report dated May 6, 2004, with respect to the consolidated balance sheets of Acxiom Corporation and subsidiaries as of March 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the years ended March 31, 2004 and 2003, incorporated herein by reference, which report appears in the March 31, 2004 annual report on Form 10-K of Acxiom Corporation.

Our report refers to our audit of the adjustments that were applied to revise the 2002 consolidated financial statements relating to reportable segments, as more fully described in Note 20 to the consolidated financial statements.  Our report also refers to our audit of certain reclassifications made to the 2002 consolidated statement of operations to conform to the current year presentation and to reclassify debt extinguishment costs as a result of the adoption of Statement of Financial Accounting Standard No. 145,
"Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", as more fully described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2002 consolidated financial statements other than with respect to such adjustments.

                                    /s/ KPMG LLP

Dallas, Texas
May 12, 2005